Exhibit 99

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

Financial Statements for the

Years Ended December 31, 2003, 2002, and 2001

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF DECEMBER 31, 2003 AND 2002	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001	3

NOTES TO FINANCIAL STATEMENTS	4 - 10

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	11 - 12

Report of Independent Registered Public Accounting Firm

To the Committee and the Participants of the Employees’

Incentive Savings Plan of The Bank of New York Company, Inc.

New York, New York

We have audited the accompanying statements of net assets available for benefits of the Employees’ Incentive Savings Plan of The Bank of New York Company, Inc. as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/    Ernst & Young LLP

June 7, 2004

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2003	2002
ASSETS:
Investments - at fair value:
The Bank of New York Company, Inc. common stock	$40,149,588	$27,092,291
Investment funds	39,025,495	26,692,625
Loans to participants	1,771,005	1,925,955

Total investments	80,946,088	55,710,871
Accrued interest and dividends receivable	775	1,607
Other assets	56,965	556,006

Total assets	81,003,828	56,268,484

LIABILITIES:
Other liabilities	31,282	534,845

Total liabilities	31,282	534,845

NET ASSETS AVAILABLE FOR BENEFITS	$80,972,546	$55,733,639

See accompanying notes to the financial statements.

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2003	2002	2001
ADDITIONS:
Investment Income:
Interest and dividend income	$1,648,169	$1,536,381	$1,483,875
Net appreciation/ (depreciation) in fair value of investments	14,834,892	(21,085,375)	(16,346,479)

Total investment income/(loss)	16,483,061	(19,548,994)	(14,862,604)
Contributions:
Employer	4,562,911	4,517,032	3,466,191
Participants	9,143,395	8,640,935	6,322,912

Total contributions	13,706,306	13,157,967	9,789,103

Total additions	30,189,367	(6,391,027)	(5,073,501)
DEDUCTIONS:
Benefits paid to participants	(4,976,513)	(4,394,590)	(4,418,575)

Net increase/ (decrease) prior to other plan transfers	25,212,854	(10,785,617)	(9,492,076)

Transfers from/(to) other plans	26,053	(34,855)	435,256

Net increase/(decrease)	25,238,907	(10,820,472)	(9,056,820)

NET ASSETS AVAILABLE FOR BENEFITS
At January 1	55,733,639	66,554,111	75,610,931

At December 31	$80,972,546	$55,733,639	$66,554,111

See accompanying notes to the financial statements.

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information - The Employees’ Incentive Savings Plan (the “Plan”) of The Bank of New York Company, Inc. (the “Company”) is a defined contribution plan which is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with an opportunity to invest a portion of their annual compensation, augmented by matching Company contributions, to provide financial security during their working careers and additional income in their retirement.

On January 1, 2004, the Plan merged into the Employees’ Profit Sharing Plan of The Bank of New York Company, Inc. to create the Employee Savings & Investment Plan (the “new Plan”). The new Plan provides employees with the opportunity to save for their retirement on a tax-favored basis. The new Plan offers 15 investment funds and participants will have the opportunity to receive the maximum annual Company contribution of 6.5% of their base salary, subject to limitation in accordance with Internal Revenue Service regulation. See Note 4 for additional detail.

Administration - The Plan is administered by the Benefits Committee (the “Committee”), which is appointed by the Chief Executive Officer of the Company to serve as the fiduciary of the Plan. In accordance with the provisions of the Plan, The Bank of New York (the “Bank”), a wholly-owned subsidiary of the Company, provides certain administrative and custodial services to the Plan at no charge.

Participation - Under the terms of the Plan, each employee (as defined) becomes eligible to participate in the Plan after completing one year of continuous service, as defined. However, Company employees who were previously participants of the Company’s Profit Sharing Plan are eligible to become participants of the Plan immediately upon transfer into the Plan’s covered employee base.

Contributions - Employees may voluntarily contribute to the Plan up to 15% of their annual compensation (as defined). Effective January 1, 2003, employees may contribute up to 25% of their annual compensation (as defined).

Effective January 1, 2001, the Company contributes to the Plan on behalf of each Plan participant by matching 100% of participant’s contribution up to 3% of bi-weekly compensation (as defined) plus 50% of participant’s contribution in excess of 3% but not in excess of 5%. In addition, the Company may make a supplemental matching contribution to all participants as of the last day of each year. The amount of such contribution, if any, is to be determined by the Board of Directors of the Company (the “Board”). No such supplemental matching contributions were made in 2003, 2002, and 2001.

To satisfy the deferred compensation rules of Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), contributions are limited to the extent necessary to reduce the actual deferral percentage for the highly compensated group, as defined by the Code. The maximum individual salary deferral contribution per participant for each Plan year was $12,000 in 2003 ($14,000 for participants age 50 or over), and $11,000 in 2002 ($12,000 for participants age 50 or over), and $10,500 in 2001. In addition, total Company and Participant contributions for each Plan year are limited to 100% of the participant’s compensation (as defined) up to a maximum of $40,000 in 2003, which may be adjusted for increases in the cost of living.

Participants’ Accounts - The Plan requires that the participants’ and the Company’s contributions be credited to a separate participant’s account in the Incentive Savings Trust Fund (the “Fund”). Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Fund arising from investment activities.

Investment Programs - Each of the Plan’s participants directs the Trustee to invest their account in one or more of twelve separate investment funds which are sponsored by the Company.

Equity Fund - Funds are invested in the BNY Hamilton Equity Income Fund primarily comprised of common stocks and convertible securities.

Fixed Income Fund - Funds are invested in the BNY Hamilton Intermediate Government Fund primarily comprised of securities issued or guaranteed by the U.S. Government or its agencies.

Money Market Fund - Funds are invested in the BNY Hamilton Money Fund primarily comprised of high-quality, short-term interest-bearing obligations of corporations, banks, and the U.S. Government.

Bank Stock Fund - Funds are invested substantially in The Bank of New York Company, Inc. common stock.

Large Cap Growth Fund - Funds are invested in the BNY Hamilton Large Cap Growth Fund primarily comprised of common stocks and securities convertible into common stocks of domestic and foreign companies.

Small Cap Growth Fund - Funds are invested in the BNY Hamilton Small Cap Fund Institutional primarily comprised of equity securities of small domestic and foreign companies.

Large Cap Value Fund - Funds are invested in the BNY Hamilton Large Cap Value Fund comprised of common stocks and securities convertible into common stocks of domestic and foreign companies that are undervalued in terms of price or other financial measurements.

International Equity Fund - Funds are invested in the BNY Hamilton International Equity Fund primarily comprised of equity securities of non-U.S. issuers.

Intermediate Investment Grade Fund - Funds are invested in the BNY Hamilton Intermediate Investment Grade Fund Institutional comprised of investment-grade debt obligations.

S&P 500 Index Fund - Funds are invested in the BNY Hamilton S&P 500 Index Fund Institutional comprised of common stocks which seek to match the performance of the Standard & Poor’s 500 Composite Stock Index.

US Bond Market Fund - Funds are invested in the BNY Hamilton US Bond Market Fund comprised of investment-grade government, corporate, mortgage and asset-backed bonds that are denominated in U.S. dollars, all with maturities longer than one year.

Treasury Money Fund - Funds are invested in the BNY Hamilton Treasury Money Fund comprised of short-term obligations of the U.S. Treasury and repurchase agreements fully collateralized by obligations of the U.S. Treasury.

The investment activities of all funds are under the supervision of the Committee.

Withdrawals from the Plan - Each participant has a fully vested interest in the amount of his or her contribution together with the Company’s contribution and allocable Plan earnings. The full value of the participant’s vested interest in his or her account in the Plan will be distributed upon termination of the participant’s employment. The normal form of payment is by lump sum; however, if a participant’s vested benefit exceeds $5,000, he or she has the right to receive payment in equal installments over any period not extending beyond the life expectancy of the participant and his or her spouse. Participants electing installment payments do, however, retain the option to change their distribution election from installments to lump sum at any time. No joint and survivor benefits are provided under the Plan. Distributions from the Equity Fund, the Fixed Income Fund, the Money Market Fund, the Large Cap Growth Fund, the Small Cap Growth Fund, the Large Cap Value Fund, the International Equity Fund, the Intermediate Investment Grade Fund, the S&P 500 Index Fund, the US Bond Market Fund and the Treasury Money Fund are made in cash. Distributions from the Bank Stock Fund consist of full shares of stock and/or cash.

A participant may also withdraw all or part of his or her account upon attainment of age 59½ or in the event of total disability.

In the case of hardship, a participant may be able to withdraw a portion or all of his or her contributions to the Plan. The Committee has discretionary power to approve such a withdrawal.

Loans to Participants - Employees are allowed to borrow money from their account in the Fund. Loans are subject to certain limitations as described in the Plan’s Summary Plan Description. Borrowings are transferred from the Funds in which the borrowers are currently invested to the Loan Fund. On a monthly basis, loan repayments and interest due on the loan are received and transferred to the Fund elected by the participant. The rate of interest is determined by the Committee and is accrued ratably over the period of the loan. The interest rate at December 31, 2003 and 2002 was 4.00% and 4.25%, respectively. Loans must mature within five years, or within ten years if the loan is for the purchase of a primary residence, or upon termination of employment by the participant.

Amendment, Suspension and Termination - The Board may amend the Plan at any time. No such amendment, however, may have the effect of diverting any part of the Fund to any purpose other than for the exclusive benefit of the participants. Likewise, an amendment may not reduce the interest of any participant in the Fund accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

Although it is contemplated that the Plan will be a continuing program, the Board may, prior to the end of any year, suspend the Plan by omitting the Company’s contribution for such year. In the event of such suspension, all provisions of the Plan other than those relating to the Company’s contribution for the year or years of suspensions shall continue in effect.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Fund, except the Bank Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in the Bank Stock Fund shall receive their proportionate share of the Fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation - The Plan’s investments are held by the Bank as Trustee and are reported at fair value. The fair values of BNY Hamilton Funds are based on the market value of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Tax Status – The Plan has received a determination letter from the Internal Revenue Service dated January 21, 2004, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related Trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Sponsor has indicated that it will take the necessary steps, if any, to bring the Plan’s operations into compliance with the Code.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31, 2003	December 31, 2002
Based on Quoted Market Prices:
The Bank of New York Company, Inc. Common Stock	$40,149,588	$27,092,291
BNY Hamilton Equity Income Fund	9,923,836	7,665,301
BNY Hamilton Money Fund	8,202,652	6,326,763
BNY Hamilton Intermediate Government Fund	5,290,834	5,170,075

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Net Appreciation (Depreciation) in Fair Value

	2003	2002	2001
The Bank of New York Company, Inc. Common Stock	$11,084,597	$(18,536,780)	$(14,510,169)
BNY Hamilton Fund - Equity Income Fund	1,616,374	(1,829,522)	(1,581,998)
BNY Hamilton Fund – US Bond Market Fund	(10,664)	17,881	(2,635)
BNY Hamilton Fund - Intermediate Government Fund	(124,407)	229,480	47,530
BNY Hamilton Fund - Small Cap Growth Fund	826,419	(361,980)	(69,923)
BNY Hamilton Fund – S&P 500 Index Fund	628,271	(250,237)	(55,050)
BNY Hamilton Fund - International Equity Fund	227,520	(62,841)	(32,291)
BNY Hamilton Fund - Large Cap Value Fund	284,418	(75,879)	(26,132)
BNY Hamilton Fund – Large Cap Growth Fund	307,274	(224,446)	(115,224)
Collective Trust - Emerging Growth Fund	(4,910)	8,949	(587)

	$14,834,892	$(21,085,375)	$(16,346,479)

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $912,153 in 2003, $815,033 in 2002 and $727,010 in 2001. The Plan’s investments in the BNY Hamilton Funds earned dividend income of $624,442 in 2003, $586,416 in 2002 and $624,493 in 2001.

4.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available per the financial statements at December 31, 2003 to Form 5500:

Net assets available for benefits per the financial statements	$80,972,546
Amounts transferred to the new Plan as of January 1, 2004	$80,972,546
Net assets available for benefits per the Form 5500	$—

For purposes of filing Form 5500, the merger of the Plan with the Employees’ Profit Sharing Plan of The Bank of New York Company, Inc. (as described in Note 1) has been reported as of December 31, 2003.

SUPPLEMENTAL SCHEDULE

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD AT END OF YEAR

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
	EQUITY FUND
*	BNY Hamilton Fund	Equity Income Fund, 802,250 units	$9,923,836
	FIXED INCOME FUND
*	BNY Hamilton Fund	Intermediate Government Fund, 514,673 units	5,290,834
	MONEY MARKET FUND
*	BNY Hamilton Fund	Money Fund, 8,202,652 units	8,202,652
	BANK STOCK FUND
*	The Bank of New York Company, Inc.	Common Stock, 1,212,246 shares	40,149,588
*	Collective Short-Term Investments	952,970 units	952,970

	TOTAL BANK STOCK FUND		41,102,558
	S&P 500 INDEX FUND
*	BNY Hamilton Fund	S&P 500 Index Fund Institutional, 486,241units	3,690,567
	INTERNATIONAL EQUITY FUND
*	BNY Hamilton Fund	International Equity Fund, 114,703 units	1,134,414

(continued on next page)

EMPLOYEES’ INCENTIVE SAVINGS PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
	SMALL CAP GROWTH FUND
*	BNY Hamilton Fund	Small Cap Fund Institutional, 234,090 units	$3,658,820
	LARGE CAP GROWTH FUND
*	BNY Hamilton Fund	Large Cap Growth Fund, 229,116 units	2,176,600
	LARGE CAP VALUE FUND
*	BNY Hamilton Fund	Large Cap Value Fund, 163,654 units	1,638,175
	TREASURY MONEY FUND
*	BNY Hamilton Fund	Treasury Money Fund, 673,529 units	673,529
	INTERMEDIATE INVESTMENT GRADE FUND
*	BNY Hamilton Fund	Investment Grade Fund Institutional, 62,979 units	648,051
	US BOND MARKET FUND
*	BNY Hamilton Fund	US Bond Market Fund, 96,373 units	1,035,047
	LOANS TO PARTICIPANTS	Various loans at various interest rates due from 1 to 10 years	1,771,005

	TOTAL INVESTMENTS		$80,946,088

*	Represents a party-in-interest